UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 8, 2017

MamaMancini’s Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-28629	27-067116
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

25 Branca Road, East Rutherford, NJ	07073
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 532-1212

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.01	Entry into a Material Definitive Agreement
Item 9.01	Financial Statements and Exhibits

SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement

Following extensive discussion and due diligence (including a third party valuation of JEFE commissioned by the Company’s Board of Directors), on September 8, 2017, the Company and JEFE executed a Letter of Intent pursuant to which the parties have agreed in principle that, pursuant to the terms detailed in the Letter of Intent and subject to certain additional terms and conditions and the execution of a definitive Merger Agreement and related agreements and documents, JEFE will merge with and into the Company (or a wholly-owned subsidiary thereof). In connection with the merger, the Company will acquire all assets of JEFE which were estimated to be $2,928,825 as of July 31, 2017 The consideration for the transaction will be (a) the extinguishment of the Inter-Company Loan between the parties which was $1,597,518 at July 31, 2017, (b) the assumption by the Company of all JEFE accounts payable and accrued expenses which are estimated to be $2,656,948 at July 31, 2017, (c) assumption by the Company of certain third-party loans to JEFE totaling approximately $782,000 and (d) indemnification of Carl Wolf with respect to his collateralization of a bank loan to JEFE in the amount of approximately $250,000. As a result of the transaction, (i) the Company will become the sole shareholder of JEFE either directly or through a wholly-owned subsidiary and (ii) following the closing, JEFE will be a wholly-owned subsidiary of the Company and its financial statements as of the Closing shall be consolidated with the Consolidated Financial Statements of the Company (collectively, the “Merger Transaction”). No cash will be exchanged in this transaction. The estimated assets of JEFE and Consideration to be paid in connection with the merger transaction are subject to final due diligence by the Company and the audit of JEFE’s financial statements. The parties intend to close the Merger Transaction on or about November 1, 2017.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits:

Exhibit No.	Description
99.1	MamaMancini’s Holdings, Inc. Press Release Dated August 22, 2017

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MamaMancini’s Holdings, Inc.

By:	/s/ Carl Wolf
Name:	Carl Wolf
Title:	Chief Executive Officer

Dated: September 11, 2017